Exhibit 3.15

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

H&S GRAPHICS, INC.

H&S Graphics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (“DGCL”), does hereby certify pursuant to Section 242 of the DGCL:

FIRST:  That, on July 30, 2004, the Board of Directors of the Corporation duly adopted resolutions setting forth the proposed amendment to the Certificate of Incorporation of the Corporation, declaring such amendment advisable, and submitted the amendment to the sole stockholder of the Corporation for consideration thereof.  The resolutions setting forth the proposed amendment are as follows:

RESOLVED, that the Board of Directors of the Corporation deems it advisable and in the best interest of the Corporation to amend the Corporation’s Certificate of Incorporation in order to change the name of the Corporation to “Anthology, Inc.”; and further

RESOLVED, that Article FIRST of the Certificate of Incorporation of the Corporation be amended and restated in its entirety, so that, as amended, said Article FIRST shall be and read as follows:

“FIRST:           The name of the Corporation (which is hereinafter referred to as the “Corporation”) is:

Anthology, Inc.”

SECOND:           That, in lieu of a meeting and vote of stockholders and in accordance with Section 228 of the DGCL, by Written Consent, dated July 30, 2004, the holders of a majority of the outstanding shares of common stock entitled to vote thereon, and a majority of the holders of each class of stock entitled to vote thereon as a class, voted in favor of the amendment.

THIRD:              That the aforesaid amendment to the Certificate of Incorporation of the Corporation was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the DGCL.

FOURTH:                                           That the aforesaid amendment to the Corporation’s Certificate of Incorporation shall be effective on July 30, 2004, following the filing by the Corporation of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its Senior Vice President this 30th day of July, 2004.

H&S GRAPHICS, INC.

By:	/s/ Gary C. Wetzel
Gary C. Wetzel
Senior Vice President